As filed with the Securities and Exchange Commission on January 29, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVO, Inc.

(Exact name of issuer as specified in its charter)

Delaware	06-0885252
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Targeting Centre, Windsor, Connecticut 06095

(Address of Principal Executive Offices)

2006 Incentive Compensation Plan

(Full title of the plan)

Stephen L. Palmer

Corporate Secretary

One Targeting Centre, Windsor, Connecticut 06095

(Name and address of agent for service)

(860) 285-6100

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	1,500,000 shares	$32.71	$49,065,000	$5,250

(1)	This Registration Statement on Form S-8 is filed for the purpose of registering shares of common stock, par value $.01 (the “Common Stock”), of ADVO, Inc. (the “Company” or the “registrant”) to be issued from time to time pursuant to the Company’s 2006 Incentive Compensation Plan (the “Plan”) to eligible employees of the Company. An aggregate of up to 1,500,000 shares of Common Stock may be issued pursuant to the Plan, subject to adjustment for stock splits, stock dividends, recapitalizations, mergers and other changes affecting the Common Stock of the Company.
(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of shares of Common Stock on January 24, 2007, as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. - INCORPORATION OF DOCUMENTS BY REFERENCE

ADVO, Inc. (the “Company”) and the Plan hereby incorporate herein by reference the following documents filed by the Company with the Securities and Exchange Commission (“SEC”):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed pursuant to Sections 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Company’s Current Reports on Form 8-K dated November 16, 2006, December 11, 2006, December 18, 2006, January 5, 2007 and January 16, 2007; and

(c)	The description of the Company’s Common Stock contained in its registration statement on Form 10 filed with the SEC on September 15, 1986 under the Exchange Act, and any amendment or report filed under the Exchange Act for the purpose of updating such description.

All documents subsequently filed by the Company or the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of this Registration Statement, which indicate that all securities offered by this Registration Statement have been sold or which deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the SEC until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the Plan. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.

ITEM 4. - DESCRIPTION OF SECURITIES

This item is not applicable to the securities to be registered hereby.

ITEM 5. - INTERESTS OF NAMED EXPERTS AND COUNSEL

Stephen L. Palmer, a partner of Kirkpatrick & Lockhart Preston Gates Ellis LLP, serves as Secretary of the Company.

ITEM 6.- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to indemnify its directors, officers and certain other persons (each, an “Indemnified Party”) to the extent set forth therein. The Company intends to provide to its Indemnified Parties the maximum indemnification and protection permitted by applicable law.

In addition, the Company’s Restated Certificate of Incorporation, as amended, and its Restated Bylaws empower the Company to indemnify its Indemnified Parties against liabilities, costs and expenses (including fees and disbursements of counsel) imposed upon or incurred by any such person, subject to specified standards and conditions. Furthermore, the Company may advance expenses to an Indemnified Party provided that such person specifically undertakes to repay such advanced amounts if it is ultimately determined that such person is not entitled to indemnification. In addition, the Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of the Company’s directors will be personally liable for monetary damages for breach of fiduciary duty as a director.

The Company also intends to maintain insurance on behalf of its directors and officers to provide protection against certain liabilities, including liabilities for which the Company may not have the power to indemnify pursuant to Section 145.

ITEM 7. - EXEMPTION FROM REGISTRATION CLAIMED

This item is not applicable to the securities to be registered hereby.

ITEM 8. - EXHIBITS

The following is a list of Exhibits included as part of this Registration Statement. The Company hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and to make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Exhibit No.	Description
4(a)	2006 Incentive Compensation Plan of ADVO, Inc.	Incorporated by reference to the Company’s Definitive Proxy Statement for the Annual Meeting of Stockholders held on January 26, 2006.

4(b)	Amended and Restated Stockholder Protection Rights Agreement, dated as of February 10, 2003, between the Company and Mellon Investor Services LLC, as Rights Agent, including Exhibit A and Exhibit B.	Incorporated by reference to Exhibit 4(a) of the Company’s Form 8-K dated November 25, 2002.

4(c)	Amendment to the Amended and Restated Stockholder Protection Rights Agreement, dated as of July 5, 2006 between the Company and Mellon Investor Services LLC, as Rights Agent.	Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K dated July 5, 2006.

5	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP as to the legality of the securities being registered.	Filed herewith.

23(a)	Consent of Ernst & Young LLP	Filed herewith.

23(b)	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (included in the opinion filed as Exhibit 5 to this Registration Statement).	Filed herewith.

ITEM 9. - UNDERTAKINGS

A.	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on January 29, 2007.

ADVO, INC.

By:	/s/ S. SCOTT HARDING
S. Scott Harding
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ S. SCOTT HARDING S. Scott Harding	Chief Executive Officer and Director (Principal Executive Officer)	January 29, 2007

/s/ JEFFREY EPSTEIN Jeffrey Epstein	Executive Vice President – Chief Financial Officer (Principal Financial Officer)	January 29, 2007

/s/ JOHN D. SPERIDAKOS John D. Speridakos	Vice President and Controller (Principal Accounting Officer)	January 29, 2007

/s/ TODD BROWN Todd Brown	Director	January 29, 2007

/s/ DAVID F. DYER David F. Dyer	Director	January 29, 2007

/s/ BOBBIE GAUNT Bobbie Gaunt	Director	January 29, 2007

Charles Herington	Director	January 29, 2007

Karen Kaplan	Director	January 29, 2007

/s/ JOHN J.MAHONEY John J. Mahoney	Director	January 29, 2007

Howard H. Newman	Director	January 29, 2007

EXHIBIT INDEX

Exhibit No.	Description	Incorporation by Reference
4(a)	2006 Incentive Compensation Plan of ADVO, Inc.	Incorporated by reference to the Company’s Definitive Proxy Statement for the Annual Meeting of Stockholders held on January 26, 2006.

4(b)	Amended and Restated Stockholder Protection Rights Agreement, dated as of February 10, 2003, between the Company and Mellon Investor Services LLC, as Rights Agent, including Exhibit A and Exhibit B.	Incorporated by reference to Exhibit 4(a) of the Company’s Form 8-K dated November 25, 2002.

4(c)	Amendment to the Amended and Restated Stockholder Protection Rights Agreement, dated as of July 5, 2006 between the Company and Mellon Investor Services LLC, as Rights Agent.	Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K dated July 5, 2006.

5	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP as to the legality of the securities being registered.	Filed herewith.

23(a)	Consent of Ernst & Young LLP	Filed herewith.

23(b)	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (included in the opinion filed as Exhibit 5 to this Registration Statement).	Filed herewith.